EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Cosi, Inc.
Deerfield, Illinois
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-133113 and No. 333-162233) and Form S-8 (No. 333- 132806) of Cosi, Inc. of our report dated March 29, 2010, relating to the consolidated financial statements which appears in this Form 10-K.
/s/ BDO Seidman, LLP
Chicago, Illinois
March 29, 2010